JOHN HANCOCK LARGE CAP GROWTH FUND

Exhibit - Item 77



Sub-Item 77.C.

(a)April 25, 2001
Special Meeting



The shareholders approved the following proposals (votes in parentheses):

To amend the fund's investment restriction on industry concentration (14,643,520.11 For, 1,511,979.67 Against, and 1,135,078.94 Abstaining). ? To
amend the Fund's investment restriction on borrowing money (14,162,196.88 For, 1,901,062.41 Against, and 1,227,319.42 Abstaining). ? To amend the Fund's investment restriction on issuing senior securities (14,658,575.67 For, 1,295,010.54 Against, and 1,336,992.51 Abstaining). ? To amend the Fund's investment restriction on purchasing real estate (14,715,864.70 For, 1,346,800.66 Against, and 1,227,913.35 Abstaining). ? To amend the Fund's investment restriction on investing in commodities (14,234,586.89 For, 1,758,773.96 Against, and 1,297,217.86 Abstaining). ? To amend the fund's investment restriction on making loans (14,223,125.71 For, 1,801,448.88 Against, and 1,266,004.13 Abstaining). ? To amend the fund's investment restriction on Pledging, mortgaging or hypothecating its assets (13,997,700.46 For,
1,879,746.12 Against, and 1,413,132.14 Abstaining). ? To amend the fund's investment restriction on issuer diversification (14,508,203.08 For, 1,409,715.28 Against, and 1,372,660.35 Abstaining).